UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:  Eagle Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

  250 North Rock Road, Suite 150, Wichita, Kansas  67206-2241
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Telephone Number (including               (316) 681-3123
area code):                           -------------------------

Name and address of agent for service of process:

  Robin K. Pinkerton
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c/o Eagle Funds, 250 North Rock Road, Suite 150, Wichita, Kansas  67206-2241
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Check Appropriate Box:

 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         [X] Yes               [ ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Wichita and state of Kansas on the 4th day of October, 1999.



(SEAL)                                     EAGLE FUNDS



                                        By /s/ Robin K. Pinkerton
                                          ------------------------------
                                            Robin K. Pinkerton
                                            President



Attest: /s/ Cristine Minneman
       ---------------------------------
                (Name)



Attest:  Assistant Vice President
       ---------------------------------
                 (Title)